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                                                                     EXHIBIT 8.1


                                June 24, 1997


Broad National Bancorporation
905 Broad Street
Newark, New Jersey 07102

Ladies and Gentlemen:

        We refer to the Registration Statement on Form S-2 (File Nos. 333-28897 and 333-28897-01)(the "Registration Statement") filed by Broad National Bancorporation (the "Company") and BNB Capital Trust (the "Trust") with the Securities and Exchange Commission (the "Commission") for the registration under the Securities Act of 1933, as amended (the "Act"), of (i) 1,150,000 shares of the Trust's Cumulative Trust Preferred Securities, including 150,000 shares which may be offered pursuant to an over-allotment option granted to the underwriter for this offering, (ii) the Company's Junior Subordinated Debentures, and (iii) the guarantee to be provided by the Company pursuant to a Guarantee Agreement.

        For the purposes of rendering this opinion, we have reviewed and relied upon the Registration Statement and such other documents and instruments as we deemed necessary for the rendering of this opinion. In our examination of relevant documents, we have assumed the genuineness of all signatures on original documents and the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed or photostatic copies, the authenticity of the originals of such latter documents, and the accuracy and completeness of all corporate and other records made available to us by the Company and the Trust.

        Based solely upon our review of such documents, and upon such information as the Company has provided to us (which we have not attempted to verify in any respect), and reliance upon such documents and information, the portion of the Registration Statement under the caption "Certain Federal Income Tax Consequences" fairly summarizes the material federal income tax consequences described therein.

        Our opinion is limited to the federal income tax matters described above and does not address any other federal income tax considerations or any state, local, foreign, or other tax considerations. If any of the information on which we have relied is incorrect, or if
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Board of Directors
Broad National Bancorporation
June 24, 1997
Page 2

changes in the relevant facts occur after the date hereof, our opinion could be affected thereby. Moreover, our opinion is based on the Internal Revenue Code of 1986, as amended, applicable Treasury regulations promulgated thereunder, and Internal Revenue Service rulings, procedures, and other pronouncements, published by the United States Internal Revenue Service. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after such change, our opinion would not be different. We undertake no responsibility to update or supplement our opinion. This opinion is not binding on the Internal Revenue Services, and there can be no assurance, and none is hereby given, that the Internal Revenue Service will not take a position contrary to one or more of the positions reflected in the foregoing opinion, or that our opinion will be upheld by the courts if challenged by the Internal Revenue Service.

        We consent to the reference to our firm under the caption "Certain Federal Income Tax Consequences" in the Prospectus constituting a part of the Registration Statement, and to the inclusion of this opinion as an exhibit to the Registration Statement. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission thereunder.


                                Sincerely,


                                STINSON, MAG & FIZZELL, P.C.